EXHIBIT 99.1

MEDIA CONTACT:
Sandy Pfaff
Pfaff PR for Bank of Marin
415.819.7447 | sandy@pfaffpr.com

Bank of Marin Appoints New Board Member, James C. Hale
Financial Services Leader Brings Investment Management Expertise

NOVATO, CA - (March 4, 2014) - The Board of Directors of Bank of Marin Bancorp (NASDAQ: BMRC), parent company of Bank of Marin, (collectively, the “Bank”), has appointed James C. Hale to its Boards of Directors, effective March 3, 2014. Hale brings 35 years of financial services experience to the Bank Boards, which now have 12 active members.

Hale’s distinguished career in the financial services industry includes 16 years at BancAmerica Securities as Senior Managing Partner and Head of the Financial Services Group, where he advised banks, insurance companies and financial service companies on mergers and acquisitions and other complex financial transactions. Hale is currently General Partner of FTV Capital, a firm he founded in 1998 to invest in innovative technologies for the financial services industry.

“Jim’s financial services and investment management experience will greatly benefit our Board, particularly as we evaluate new growth opportunities, one of our highest priorities,” said Stuart Lum, Chairman of the Board. “Jim has a strong track record of success in business, an entrepreneurial spirit and great energy for driving positive change in the industry. He will be an excellent ambassador for the Bank.”

Hale is a Certified Public Accountant and will join the Board’s Audit Committee as its financial expert. He is an active board member and director with several US public and private companies and is on the Investment Committee for Saint Ignatius College Prep Endowment. He has also been a board member for many other non-profit organizations, including the University of California Berkeley Endowment, Duke University Endowment, and Public Radio International.

A frequent speaker, Hale has presented at numerous financial services conferences and corporate meetings including recent engagements with Harvard Business School and the BAI Retail Delivery Conference.

Hale has a Bachelor of Science in Finance & Accounting from the University of California, Berkeley and earned an MBA from Harvard University. He resides with his family in Belvedere, CA.

About Bank of Marin
Bank of Marin, as the sole subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC), is the premier community and business bank in Marin County with 21 offices in Marin, San Francisco, Napa, Sonoma and Alameda counties. Bank of Marin offers business and personal banking, private banking and wealth management services, with a strong focus on supporting local businesses in the community. Incorporated in 1989, Bank of Marin has received the highest five star rating from Bauer Financial for more than fourteen years (www.bauerfinancial.com) and has been recognized for several years as one of the "Best Places to Work in the North Bay" by the North Bay Business Journal and one of the “Top Corporate Philanthropists" by the San Francisco Business Times. With assets in excess of $1.8 billion, Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and has been recognized as a Top 200 Community Bank for the past five years by US Banker Magazine. For more information, go to www.bankofmarin.com.

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